THERMOGENESIS ANNOUNCES AGREEMENT RELATED TO PLAN FOR DIVESTITURE OF CRYOSEAL®
PRODUCT LINE

COMPANY WILL RECEIVE $1 MILLION CASH PAYMENT

(RANCHO CORDOVA, CA), June 16, 2010—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, said today it has reached an agreement that is part of its continuing efforts to divest or exit the CryoSeal Fibrin Sealant System wound care product line.

The Company has signed an amended distribution and license agreement with Asahi Kasei Kuraray Medical Co., Ltd., an exclusive CryoSeal distributor for Japan and certain Asian Pacific Rim countries including China. Over the next 30 months, Asahi plans to develop CryoSeal manufacturing capabilities and achieve regulatory approval for sale of the products in Japan. Under this amended agreement, Asahi will pay ThermoGenesis $1 million in cash on or before June 30, 2010 and ThermoGenesis will continue to provide Asahi CryoSeal products and clinical support services until such time as Asahi assumes manufacturing of the product line in Japan. ThermoGenesis will receive royalty payments on CryoSeal products manufactured by Asahi thereafter. As part of the $1 million payment, ThermoGenesis granted Asahi an option to acquire the CryoSeal product line, including patent rights, which may be exercised over the next five years.

“We expect the cash provided by this transaction will offset our ongoing costs to support this agreement. We have sufficient CryoSeal disposable inventory to meet the anticipated demand from Asahi and our other customers during this 30-month period. As a result, we do not believe we will be required to engage in any meaningful manufacturing activity to support this agreement going forward,” said J. Melville Engle, Chief Executive Officer of ThermoGenesis.

“The divestiture of CryoSeal is part of our long-term strategy to focus on the development of enabling technologies for the stem cell regenerative medicine market. This transaction frees up management and corporate resources to address these more strategic market opportunities. In addition, it is another important milestone in our strategy to consolidate facilities and reduce operating costs. In the past year, we have completed the outsourcing of ThermoLine™ product line manufacturing activities and will begin activities to outsource the manufacturing of the BioArchive® device after completion of design upgrades,” continued Engle.

“We believe that this unique CryoSeal technology enables us to accelerate our blood-related business expansion in Japan,” said Yasuyuki Yoshida, President and CEO of Asahi Kasei Kuraray Medical Co., Ltd.

The foregoing description of the agreement with Asahi does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which is filed as an Exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system that is designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements, and such statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2010, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue or profitability outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2010. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com